Exhibit 3.3

CERTIFICATE OF AMENDMENT

of

THE CERTIFICATE OF INCORPORATION

of

FOREST OIL CORPORATION

(Pursuant to Section 805 of the Business Corporation Law)

It is hereby certified that:

FIRST: The name of the corporation is Forest Oil Corporation (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on the 13th day of March, 1924.

THIRD: This Certificate of Amendment amends the Certificate of Incorporation by changing Article 1 thereof, which presently reads “The name of the Corporation is Forest Oil Corporation.” to read:

FIRST: “The name of the Corporation is Sabine Oil & Gas Corporation.”

FOURTH: Pursuant to Section 803 of the New York Business Corporation Law and the Certificate of Incorporation, the Board of Directors adopted resolutions on July 9, 2014 authorizing the amendment of the Certificate of Incorporation to amend the name of the Corporation, followed by the vote of the votes of holders of a majority of outstanding shares entitled to vote thereon of the Corporation.

IN WITNESS WHEREOF, we have subscribed this document on this 19th day of December, 2014 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

/s/ David J. Sambrooks
David J. Sambrooks President and Chief Executive Officer

/s/ Timothy D. Yang
Timothy D. Yang
Senior Vice President and General Counsel